January 23, 2018

Office of the Chief Accountant

Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated January 23, 2018 of Wall Street Media Co, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

D. Brooks and Associates CPA’s, P.A
West Palm Beach, FL

D. Brooks and Associates CPA’s, P.A. 4440 PGA Blvd Suite 104, Palm Beach Gardens, FL 33410 – (561) 429-6225